Exhibit 10.1

INTELLECTUAL PROPERTY

BUY-BACK PURCHASE AGREEMENT

This Intellectual Property Purchase Agreement (the “Agreement”) is made and effective as of November 29, 2024 (the “Effective Date”), by and among CISO Global, Inc., a Delaware corporation (the “Purchaser” or “CISO”), and JC Associates, Inc., a Texas corporation (the “Seller” or “JC Associates”). The Seller and the Purchaser are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.”

WHEREAS, vCISO, LLC, a Delaware limited liability company that is a wholly owned subsidiary of Seller, owns certain intellectual property (“Licensed IP”), including without limitation common law trademarks and trademarks registered with the United States Patent and Trademark Office (the “USPTO”), that is used in the operation of the Seller’s cybersecurity services business. The Licensed IP is seven cybersecurity products identified as Software or Software as a Service (each a “Software,” and collectively, the “Software” the names of which are set forth in Exhibit A);

WHEREAS, CISO and JC Associates entered into (a) an Intellectual Property Purchase Agreement dated September 19, 2024, which encompassed the sale of vCISO, LLC and the Licensed IP from CISO to JC Associates, and (b) a License-Back and Buy-Back Agreement dated September 19, 2024 which among other rights, gave CISO the right to buy-back vCISO, LLC and the Licensed IP; and

WHEREAS, in connection with the License-Back and Buy-Back Agreement, the Purchaser hereunder desires to acquire, and Seller hereunder desires to sell to the Purchaser, the entity of vCISO, LLC and all of Seller’s right, title and interest in and to such intellectual property, the Licensed IP.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article I

PURCHASE AND SALE OF THE ASSETS

Section 1.1 Assets of the Seller to be Transferred to Purchaser. On the Closing Date, as defined herein, and subject to the terms and conditions set forth in this Agreement, the Seller will sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to Purchaser free and clear of all liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions (collectively, the “Encumbrances”), other than Permitted Encumbrances, as defined herein, and the Purchaser will acquire from the Seller the following assets:

(a) the entity vCISO, LLC, a Delaware limited liability company;

(b) all right, title and interest in and to the use of the Software or any derivative thereof, and any branding, design or logo associated with the Software, throughout the world and all letter patents, trademarks, and copyrights, if any, that are or may be granted thereon or embodied therein, and any and all applications, registrations, renewals and extensions in connection therewith, together with the goodwill associated with and/or symbolized by the Software and all common law rights in and to the Software and the right to obtain future registrations thereof, and all rights, claims and privileges pertaining to the Software, including, without limitation, all proceeds thereof and all causes of action, claims and demands and other rights for, or arising from the Software, including, without limitation, the right to prosecute and maintain registrations and applications and the right to sue and recover damages for past, present and future infringement in the United States and in any country or countries foreign to the United States; and

(c) the exclusive right to exercise, exploit, assign, transfer, commercialize, develop, improve, and grant rights and licenses under and with respect to any of the items referenced in Section 1.1(a), and to sue or otherwise enforce, and continue any suit or other enforcement, for any infringement occurring before or after the Closing Date as well as all statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the Closing Date.

All of the items set forth in this Section 1.1 are collectively referred to as the “Purchased Assets.” The Purchased Assets include without limitation the items listed in Exhibit A.

Section 1.2 Intent of the Parties. Although the description of the Purchased Assets in Section 1.1 is intended to be complete, in the event Section 1.1 fails to contain the description of any intellectual property assets or related rights associated with the Software that belong to the Seller, such assets shall nonetheless be deemed transferred to Purchaser at the Closing.

Article II

LIABILITIES

Section 2.1 Excluded Liabilities. Except for the Assumed Liabilities (defined in Section 2.2(b)), Purchaser will have no obligation and is not assuming, and the Seller will retain, pay, perform, defend and discharge, all of the liabilities and obligations of every kind whatsoever related or connected to the Purchased Assets, which liabilities existed, arose, or accrued during the periods prior to the Closing Date, whether disclosed or undisclosed, known or unknown as of the Closing Date, direct or indirect, absolute or contingent, secured or unsecured, liquidated or unliquidated, accrued or otherwise, whether liabilities for taxes, liabilities of creditors, liabilities to any Governmental Authority (as hereinafter defined) or third parties, liabilities assumed or incurred by the Seller by operation of law or otherwise (collectively, the “Excluded Liabilities”), including, but not limited to, (a) contractual liabilities arising or accruing from the Seller or ownership of the Purchased Assets prior to the Closing Date, (b) any existing litigation against the Seller, if any, (c) any liability with respect to the Seller’s ownership of any of the Purchased Assets, which liabilities existed, arose, or accrued during the period prior to the Closing Date, (d) any taxes owing by the Seller for taxable periods or portions of taxable periods ending before the Closing Date, whether related to the Purchased Assets or otherwise, and any liens on the Purchased Assets relating to any such taxes, and (e) any litigation, suit, action, proceeding, claim or investigation against Purchaser Indemnitees (as hereinafter defined in Section 10.1) which arises from or which is based upon or pertaining to the Seller’s conduct or ownership of the Purchased Assets prior to the Closing Date.

Section 2.2 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume and agrees to pay, perform and discharge only:

(a) the liabilities and obligations related or connected to the Purchased Assets arising or accruing after the Closing (other than liabilities arising out of a breach of this Agreement by the Seller ), including (i) contractual liabilities arising from the Seller’s ownership of the Purchased Assets on or after the Closing Date (provided each such contractual liability is created or assumed by the Purchaser, subject to subsection (b) below), (ii) any liability resulting from the ownership of any of the Purchased Assets that occurs subsequent to the Closing, and (iii) any taxes for any portion of any taxable periods or portions of taxable periods ending subsequent to the Closing, related to the Purchased Assets, and any liens on the Purchased Assets relating to any such taxes accruing during the period subsequent to the Closing; and

(b) the liabilities arising on or after the Closing Date under the contracts, if any, which are assumed in writing by Purchaser (the liabilities and obligation set forth in subsections (a) and (b) are collectively, the “Assumed Liabilities”).

Section 2.3 Taxes.

(a) All transfer, documentary, sales, use, stamp, registration, and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by the Seller and 50% by the Purchaser .

(b) After the Closing, each Party shall promptly notify the other Parties of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, or judicial proceeding or similar claim relating to taxes (a “Tax Claim”) with respect to Losses for which another Party could be liable under this Agreement. The Seller shall have a right to control, at its own cost, without affecting its or any other Person’s rights to indemnification under this Agreement, the defense of all Tax Claims relating to the Purchased Assets, or the transferring employees for any tax period ending on or before the Closing Date; provided, that the Seller shall not settle any Tax Claim relating to such period that will in any way affect the taxes in a tax period ending after the Closing Date without the prior written consent of Purchaser (which may not be unreasonably withheld, conditioned, or delayed). Any such liability will be an Excluded Liability.

Article III

PURCHASE PRICE FOR THE PURCHASED ASSETS

Section 3.1 Purchase Price. The Purchaser shall pay to the Seller for all of the Purchased Assets a total purchase price of One Million Twenty Thousand USD ($1,020,000) (the “Purchase Price”), which will be payable through a Note attached hereto as Exhibit B.

Article IV

CLOSING

Section 4.1 The Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement will take place as soon as practicable, or on such other date as the Parties may mutually agree in writing (the “Closing Date”). The Closing will take place at the offices of CISO Global, Inc., or at such other place as agreed upon among the Parties, or by electronic communications, including e-mail, portable document format, as the Parties may agree, on the Closing Date. The effective time of the Closing shall be deemed to be 12:01 a.m. on the Closing Date.

Section 4.2 Delivery of Documents at Closing. At the Closing:

(a) the Seller will deliver to the Purchaser:

(i)	documents referred to in Article IX, if required; and

(b) the Purchaser will deliver to the Seller:

(i)	the Purchase Price in accordance with Article III; and

(ii)	documents referred to in Article IX, if required.

Section 4.3 Delivery of Documents Subsequent to Closing. Assuming the Closing of this Agreement occurs, thereafter, the Seller agrees to and shall, without further consideration, execute and deliver, at the request of Purchaser from time to time, all papers, instruments and assignments, and perform any other reasonable acts Purchaser may require from time to time to effect fully the transactions contemplated by this Agreement and vest in Purchaser all of the Seller’s right, title and interest in and to the Purchased Assets, including, without limitation, all documents necessary to record in the name of Purchaser the assignment of the Purchased Assets with the United States Patent and Trademark Office and the United States Copyright Office (as applicable) and, with respect to any foreign rights included in or that may be applicable to the Purchased Assets, with any other applicable foreign or international office or registrar.

Article V

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller, hereby represents and warrants to the Purchaser the following as of the Effective Date:

Section 5.1 Organization, Good Standing and Qualification of the Seller. The Seller is a publicly traded corporation duly organized and validly existing and in good standing under the laws of the state of Texas, has all requisite power and authority to carry on its business, and is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Seller.

Section 5.2 Ownership of the Purchased Assets. The Seller owns all of the Purchased Assets free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances, other than Permitted Encumbrances. The Seller has the unrestricted right and power to transfer, convey and deliver full ownership of the Purchased Assets without the consent or agreement of any other person and without any designation, declaration or filing with any Governmental Authority. Upon the transfer of the Purchased Assets to Purchaser as contemplated herein, Purchaser will receive title thereto, free and clear of any Encumbrances other than Permitted Encumbrances. For purposes of this Agreement, “Permitted Encumbrances” means liens for taxes, assessments or government charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and which are subject to reasonable reserves.

Section 5.3 Authorization. All action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement and all documents related thereto to consummate the transactions contemplated herein have been taken by the Seller or will be taken prior to the Closing Date. The Seller has the requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 5.4 The Seller’s Access to Information. The Seller hereby confirms and represents that it: (a) has been afforded the opportunity to ask questions of and receive answers from representatives of Purchaser concerning the business and financial condition of Purchaser; (b) has such knowledge and experience in financial and business matters so as to be capable of evaluating the relative merits and risks of the transactions contemplated hereby; (c) has had an opportunity to engage and is represented by an attorney of its choice; (d) has had an opportunity to negotiate the terms and conditions of this Agreement; and (e) has been given adequate time to evaluate the merits and risks of the transactions contemplated hereby.

Section 5.5 No Breaches or Defaults. The execution, delivery, and performance of this Agreement by the Seller does not: (a) conflict with, violate, or constitute a breach of or a default under any other outstanding agreements or the charter or bylaws of the Seller; (b) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Purchased Assets other than as contemplated herein; (c) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which the Seller is a party of by which the Seller’s assets or properties are bound; or (d) require any material authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority (as defined below) under any provision of any applicable Legal Requirement (as defined below). For purposes of this Agreement, “Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties. For purposes of this Agreement, “Legal Requirement” means any law, statute, ordinance, rule, code, regulation, administrative order, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 5.6 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of the Seller in connection with the execution and delivery by the Seller of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 5.7 Pending Claims. To the knowledge of the Seller, there is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending or threatened against the Seller before any court, arbitration, administrative or regulatory body or any Governmental Authority or the sale by the Seller to the Purchaser of the Purchased Assets, and there is no basis known to the Seller for any such action. No litigation is pending or threatened against the Seller which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby. The Seller is not subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them or which would reasonably be expected to materially and adversely affect the Seller or the Purchased Assets.

Section 5.8 Taxes. The Seller has timely and accurately prepared and filed all federal, state, foreign, and local tax returns and reports required to be filed prior to the required dates to be filed by the Seller and has timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales and use taxes and withholding or other payroll related taxes shown on such returns. The Seller is not delinquent in the payment of any tax or governmental charge of any nature. There is no liability for any tax to be imposed by any taxing authorities upon the Seller or the Purchased Assets as of the date of this Agreement and as of the Closing that is not adequately provided for.

Section 5.9 Financial Statements. The Seller’s audited financial statements have been filed with the SEC and are available to the Purchaser (hereinafter referred to as the “Financial Statements”). Such Financial Statements are in accordance with the books and records of the Seller and fairly represent in all material respects the financial position of the Seller and the results of operations and changes in financial position of the Seller as of the dates and for the periods indicated, in each case in conformity with the Seller’s historical accounting practices applied on a consistent basis. The Seller, as of the date of the Financial Statements, has no material liability or obligation of any nature required to be disclosed in a balance sheet in accordance with generally accepted accounting principles.

Section 5.10 Compliance with Laws. To the knowledge of the Seller, the Seller is and has been in compliance in all material respects with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its businesses. The Seller has not received any written order or written notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by the Seller. The Seller owns, holds, possesses or lawfully uses in the operation of its business all Permits and licenses which are in any manner necessary or required for it to conduct its operation and business as now being conducted.

Section 5.11 Contracts and Leases. The Seller presently licenses the Purchased Assets under existing licensing agreements (the “Existing Licensing Agreements”), which Existing Licensing Agreements will continue beyond the Closing Date. The Seller will make available to Purchaser, if requested, samples of the written contracts or licensing agreements relating to the Purchased Assets of the Seller to which it is subject or is a party or a beneficiary. Such contracts, licensing agreements or other documents are valid and in full force and effect according to their terms and constitute legal, valid and binding obligations of the Seller and the other respective parties thereto and are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles. There are no defaults or breaches under such contracts, licensing agreements or other documents or of any pending or threatened claims under any such contracts, leases or other documents.

Section 5.12 Books and Records. The books of account, minute books, stock record books and other records of the Seller, all of which have been made available to Purchaser, are accurate and complete in all material respects and have been maintained in accordance with sound business practices.

Section 5.13 Intellectual Property.

(a) The Seller is the sole and exclusive owner of all right, title, and interest in and to the Purchased Assets free and clear of all liens, security interests, charges, encumbrances, equities, or other adverse claims (including without limitation undisclosed distribution rights). The Seller has not received notice of, and there is no basis for, any claim, charge, action, suit, or preceding against the Seller involving: (i) unfair competition with respect to any intangible property right of any third person or entity; (ii) infringement by the Purchased Assets of any patent, trademark, trade name, copyright, trade secret, or other intellectual property right of any third party; (iii) the improper use of the trade secrets, formulae, or intellectual property of others; or (iv) a claim that any trademark, trade name, service mark, or logo in use or proposed for use by the Seller is likely to be confused with a trademark, trade name, service mark, or logo of a third party.

(b) There are no outstanding, nor are there any threatened, disputes or other disagreements with respect to (i) ownership by the Seller of all of its Purchased Assets, (ii) any licenses or similar agreements or arrangements which limit the Seller’s right to exploit the Purchased Assets, or (iii) infringement by a third party of any of the Purchased Assets. The Seller has taken all steps reasonably necessary to protect its right, title, and interest in and to its Purchased Assets and the continued use of the Purchased Assets. Without limiting the generality of the foregoing, all designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying, or reflecting any of the Purchased Assets at any state of its development were written, developed, and created solely and exclusively by employees of the Seller without the assistance of any third party, or were created by third parties who assigned ownership of their rights to the Seller in valid and enforceable agreements.

(c) The Seller has at all times used commercially reasonable efforts to protect its trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release thereof into the public domain. The Seller has at all times used commercially reasonable efforts to protect the confidentiality of all of its other confidential and proprietary information and that of third parties which is or has been in the Seller’s possession. Each person currently or formerly employed by the Seller (including independent contractors, if any) that has or had access to confidential information and trade secrets of the Seller has executed a confidentiality and non-disclosure agreement. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of the Seller and such person, enforceable in accordance with their respective terms, except as enforceability may be limited by general equitable principles or the exercise of judicial discretion in accordance with such principles.

(d) Federally Registered Trademarks. The trademarks listed on Exhibit A are part of the Purchased Assets, and comprise an accurate and complete list of all trademarks for which Seller has applied for federal registration or obtained federal registration with the USPTO.

Section 5.14 Brokerage Commission. No broker or finder has acted on behalf of the Seller in connection with this Agreement or in the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Seller.

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

Section 6.1 Organization, Good Standing and Qualification of the Purchaser. The Purchaser (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Delaware, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Purchaser.

Section 6.2 Authorization. All action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein has been taken by the Purchaser or will be taken prior to the Closing Date. The Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 6.3 No Breaches or Defaults. The execution, delivery, and performance of this Agreement by the Purchaser does not: (a) conflict with, violate, or constitute a breach of or a default under or (b) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of: (i) any applicable Legal Requirement, or (ii) any credit or loan agreement, promissory note, or any other agreement or instrument to which the Purchaser is a party.

Section 6.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 6.5 Brokerage Commission. No broker or finder has acted on behalf of the Purchaser in connection with this Agreement or in the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser.

Article VII

Pre-CLOSING COVENANTS

Section 7.1 Taxes. The Seller shall file or cause to be filed all tax returns required to be filed by the Seller, prepared in a manner consistent with past practice and timely pay all taxes due and payable. The Seller shall not (a) change any method of accounting of the Seller for tax purposes; (b) enter into any agreement with any Governmental Authority with respect to any tax or tax returns of the Seller; (c) change an accounting period of the Seller with respect to any tax; (d) make, change or revoke any election with respect to taxes; or (e) extend or waive the applicable statute of limitations with respect to any taxes.

Section 7.2 Access; Due Diligence. From the date of the execution hereof until the Closing Date (“Due Diligence Period”), the Seller will, and will cause the Seller to, (a) provide the Purchaser and its authorized representatives reasonable access to the books and records of the Seller; (b) permit the Purchaser to make inspections thereof; and (c) cause the officers and advisors of the Seller to furnish the Purchaser with such financial and operating data and other information with respect to Purchased Assets and to discuss such information with the Purchaser, as the Purchaser may from time to time reasonably request. Notwithstanding anything to the contrary contained herein, such access and inspections shall not materially interfere with the operations of the Seller.

Article VIII

CONDITIONS TO CLOSING OF the Seller

Each obligation of the Seller to be performed on the Closing Date will be subject to the satisfaction of each of the conditions stated in this Article VIII, except to the extent that such satisfaction is waived by the Seller in writing:

Section 8.1 Representations and Warranties Correct. The representations and warranties made by the Purchaser contained in this Agreement will be true and correct in all material respects as of the Closing Date.

Section 8.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to the Closing Date will have been performed or complied with in all material respects, including the delivery at Closing of all the documents, instruments, and agreements described in Section 4.2.

Section 8.3 Payment of Purchase Price. The Purchaser will have tendered the Purchase Price as referenced in Article III to the Seller concurrently with the Closing.

Section 8.4 Absence of Proceedings. No action, suit or proceeding by or before any court or any governmental or regulatory authority will have been commenced and no investigation by any governmental or regulatory authority will have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against any member of the Purchaser .

Article IX

CONDITIONS TO CLOSING OF the PURCHASER

Each obligation of the Purchaser to be performed on the Closing Date will be subject to the satisfaction of each of the conditions stated in this Article IX, except to the extent that such satisfaction is waived by the Purchaser in writing.

Section 9.1 Representations and Warranties Correct. The representations and warranties made by the Seller will be true and correct in all material respects as of the Closing Date.

Section 9.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Seller on or prior to the Closing Date will have been performed or complied with in all material respects, including the delivery at Closing of all the documents, instruments, and agreements described in Section 4.2.

Section 9.3 Delivery of Purchase Assets. The Seller will have delivered documentation necessary to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all Encumbrances (except Permitted Encumbrances) in form and substance satisfactory to the Purchaser.

Section 9.4 Satisfactory Diligence. Within the Due Diligence Period, Purchaser will have concluded its due diligence investigation of the Seller and the Purchased Assets and all other matters related to the foregoing and will be satisfied with the results thereof.

Article X

INDEMNIFICATION

Section 10.1 Indemnification from the Seller . The Seller hereby agrees to and will indemnify, defend (with legal counsel reasonably acceptable to Purchaser), and hold the Purchaser and its affiliates, and the respective officers, directors, employees, agents, legal counsel and successors and assigns of the foregoing (collectively, the “Purchaser Indemnitees”) harmless from and against any and all actions, suits, claims, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorneys’, accountants’, other experts’ or advisors’ fees, and costs of any suit related thereto), whether arising from a direct (or first party) claim or a third-party claim, (collectively, “Losses”) actually suffered or incurred by any of the Purchaser Indemnitees arising from: (a) any breach of any representation or warranty of the Seller contained in this Agreement, or any schedule, exhibit, certificate, or other instrument furnished or to be furnished by the Seller hereunder; or (b) any breach or nonfulfillment of any covenant or agreement on the part of the Seller under this Agreement.

Section 10.2 Indemnification from the Purchaser . The Purchaser agrees to and will indemnify, defend (with legal counsel reasonably acceptable to Seller) and hold the Seller and its affiliates, and the respective officers, directors, employees, agents, legal counsel and successors and assigns of the foregoing (collectively, the “Seller Indemnitees”) harmless from and against any and all Losses actually suffered or incurred by any of Seller Indemnitees, arising from (a) any breach of any representation or warranty of the Purchaser contained in this Agreement or any schedule, exhibit, certificate, or other agreement or instrument furnished or to be furnished by the Purchaser hereunder; (b) any breach or nonfulfillment of any covenant or agreement on the part of the Purchaser under this Agreement; or (c) any Assumed Liability.

Section 10.3 Matters Involving Third Parties.

(a) If any third party notifies any Party (an “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article X, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b) Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 10.3(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(d) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with Section 10.3(b) above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (ii) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article X.

Section 10.4 Limitation of Indemnification. Only with respect to Losses arising from a Third-Party Claim(s), the aggregate amount of all Losses for which the Seller shall be liable for under Section 10.1(a) shall not exceed $100,000.00 per claim (excluding the cost of attorney’s fees); provided, the foregoing limitation shall not apply to Losses arising out of the breach of any Fundamental Representation (defined in Section 10.6), in the case of fraud, and/or in the case of direct (or first party) claim(s).

Section 10.5 Survival of Indemnification. The rights to indemnification under this Article X, including rights to indemnification arising from a breach of a “Fundamental Representation” (which, for purposes of this Agreement, is defined as any representation or warranty set forth under Sections 5.1, 5.2, 5.3, 5.8, 5.9, 5.10, 5.11, 5.14, 6.1 or 6.2) or from an Excluded Liability or Assumed Liability, will survive the Closing for a period ending thirty (30) days after the expiration of the applicable statute of limitations for any claim brought or that could be brought in connection with such Losses (the “SOL Date”); provided, however, that rights to indemnification arising from a breach of a non-Fundamental Representation (i.e., any representation or warranty in this Agreement that is not a Fundamental Representation) shall survive 24 months from the Closing Date (“Survival Date”). Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against a Party unless the party seeking indemnification has given such party written notice of the relevant claim for Losses on or before (a) the Survival Date with respect to a claim arising from a non-Fundamental Representation, and (b) the SOL Date, with respect any other claim for which the party seeking indemnification is entitled to indemnification under this Article X. Any such claim for which notice has been given prior to the expiration of the Survival Date or the SOL Date, as the case may be, will not be barred hereunder.

Section 10.6 Indemnification Payments. Indemnification in accordance with this Article X in respect of any Losses shall be limited to the amount of any Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment received by the party seeking indemnification in respect of any such indemnification claim. If an indemnification payment is received by an indemnitee, and that indemnitee later receives insurance proceeds or otherwise recovers from a third-party in respect of the related Losses, such indemnitee shall promptly pay to the indemnitor, a sum equal to the lesser of (i) the actual amount of such insurance proceeds or other third-party recoveries and (ii) the actual amount of the indemnification payment previously paid with respect to such Losses.

Section 10.7 Waiver of Certain Damages. In no event shall any party be entitled to recover or make a claim under this Article X for any amounts in respect of, and in no event shall Losses be deemed to include, (a) punitive damages (unless payable to a third party), or (b) consequential, incidental, special, or indirect damages (unless payable to a third party); provided, the forgoing limitation shall not apply in the case of fraud.

Section 10.8 Exclusive Remedy.

(a) Except as set forth in Section 10.8(b), the Parties acknowledge and agree that, from and after Closing, the foregoing indemnification provisions in Article X shall be the exclusive remedy of the Purchaser Indemnitees and the Seller Indemnitees with respect to this Agreement.

(b) Notwithstanding anything in Section 10.8(a) to the contrary, nothing in Article X shall (i) prohibit the Purchaser or any of their affiliates from bringing a claim against any Person, including the Seller, alleging such Person committed fraud in connection with the transactions contemplated by this Agreement or (ii) limit any remedy of the Purchaser or any of their affiliates may have against such Person, and only such Person, but only in the event a court of competent jurisdiction finally determines that such Person is liable for fraud.

Article XI

MISCELLANEOUS

Section 11.1 Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the Parties hereto. Except as otherwise expressly provided herein, no waiver with respect to this Agreement will be enforceable unless in writing and signed by the Party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, will constitute a waiver of, or will preclude any other or further exercise of, any right, power or remedy.

Section 11.2 Notices. Any notices or other communications required or permitted hereunder will be sufficiently given if in writing and delivered in Person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, or electronic mail, provided that any notice sent by electronic mail must include a reference to this Section 11.2 to be effective, addressed as follows, or to such other address as such Party may notify to the other Parties in writing:

To the Purchaser:

CISO Global, Inc.

6900 E. Camelback Road, Suite 900

Scottsdale, AZ 85251

Attn: General Counsel

Email: legal@ciso.inc

To the Seller:

JC Associates, Inc.

Address:

8111 Preston Road, Suite 240

Dallas, TX 75225

Email: jfcrank@gmail.com

A notice or communication will be effective (i) if delivered in Person, by electronic mail, or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch. In the event a Party delivers a notice by electronic mail, such Party agrees to deposit the original notice in a post office, branch office post office, or mail depository maintained by the U.S. Postal Service postage prepaid and addressed as set forth above.

Section 11.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 11.4 Assignment; Successors and Assigns. Except as otherwise provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties hereto. Either Party may assign its rights or delegate its obligations under this Agreement by providing written notification to the other Party. Further, should a change of control occur, either Party has the right to renegotiate the terms of this agreement.

Section 11.5 Public Announcements. The Parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make such public announcement or statement will advise the other Party and exercise its best efforts to agree upon the text of a public announcement or statement to be made by the Party desiring to make such public announcement; provided, however, that if any Party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other Parties, provided that such Party will advise the other Party in advance of the announcement.

Section 11.6 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the Parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Section 11.7 Choice of Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with, the laws of the state of Arizona, without regard to principles of conflict of laws. In any action between or among any of the Parties arising out of or related to this Agreement, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Maricopa County, Arizona.

Section 11.8 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 11.9 Costs and Expenses. Each Party will pay their own respective fees, costs, and disbursements incurred in connection with the negotiation and execution of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby.

Section 11.10 Section Headings. The Section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and will not affect its interpretation.

Section 11.11 No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any Person (specifically including any employees of the Seller) that is not a Party to this Agreement.

Section 11.12 Further Assurances. Each Party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other Parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 11.13 Exhibits Not Attached. Any exhibits not attached hereto on the date of execution of this Agreement will be deemed to be and will become a part of this Agreement as if executed on the date hereof upon each of the Parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

Section 11.14 Termination Rights. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date by the mutual consent, in writing, of the Parties.

Section 11.15 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 11.14 shall give written notice of such termination to the other Parties to this Agreement.

Section 11.16 Attorney Review - Construction. In connection with the negotiation and drafting of this Agreement, the Parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments hereto.

Section 11.17 Interpretation. All personal pronouns used in this Agreement will include the other genders, whether used in the masculine, feminine or neuter gender and the singular will include the plural and vice versa, wherever appropriate. The word “including” shall be interpreted to mean “including without limitation.”

Section 11.18 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THIS AGREEMENT OR ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

[Signatures page follows]

IN WITNESS WHEREOF, the undersigned have executed this Intellectual Property Purchase Agreement as of the Effective Date.

CISO Global, Inc.

By:
Name:
Title:

JC Associates, Inc.

By:
Name:
Title:

Exhibit A

Licensed IP / Software:

CHECKLIGHT®

Trademark Registration Number: 6241362

Serial Number: 88756352

Registration Date: January 5, 2021

CISO Edge

Argo Security Management

Disc

Skanda

Pass1

DNS Minder

Exhibit B

(Form of the Note)

Promissory Note

Issue Date: November 29, 2024

$1,020,000 (Eight Percent (8%) Note)

1. General

(a) FOR VALUE RECEIVED, CISO Global, Inc. (the “Company”) promises to pay to the order of JC Associates, Inc. (the “Holder”) the principal sum of One Million Twenty Thousand Dollars ($1,020,000), in lawful currency of the United States (the “Principal Amount”) on November 29, 2025 (the “Maturity Date”), and to pay interest to the Holder on the aggregate outstanding Principal Amount at the rate of eight percent (8%) per annum. Interest shall be calculated on the basis of a 360-day year with 12, 30-day months, and shall accrue daily, commencing on the Issue Date, until payment in full of the Principal Amount, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. The Company may not prepay any principal amount due under this Note without the consent of the Holder, which consent may be withheld or given in the Holder’s sole and absolute discretion.

(b) Should the note not be paid by the Maturity Date, the principal amount will increase by Twenty Percent (20%). Interest at the rate of eight percent (8%) shall continue to accrue.

(c) Payment of this Note shall be paid to the Holder by the Company by wire transfer in accordance with the wiring instructions set out by the Holder at time of payment (or such other instructions as the Holder may give the Company from time to time in accordance with Section 6) (or such other method as may be mutually agreed to by the Holder and the Company from time to time). The Company will withhold and remit any tax required to be withheld and remitted to U.S. and/or applicable foreign taxing authorities.

2. Event of Default

(a) For the purposes of this Note, the Company shall be in default upon the occurrence of any one or more of the following events (each such event being an “Event of Default”):

(i) default shall be made in the payment of any installment of principal or interest on this Note when due and the Company fails to cure such default within five (5) days after written notice of default is sent to the Company;

(ii) there is a material default by the Company in the observance or performance of any non-monetary representation, warranty, covenant or agreement contained herein or the Intellectual Property Purchase Agreement by and between the Company and the Holder, dated as of the date hereof (the “Purchase Agreement”), or in any other present or future agreement of any nature whatsoever between the Holder and the Company, and the Company fails to cure such default within thirty (30) days after written notice of default is sent to the Company (or within such other time period as may be therein specifically provided);

(iii) the Company shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors; or shall seek, consent to, or acquiesce in, the appointment of any trustee, receiver or liquidator of the Company or of all or substantially all of the assets of the Company (the “Assets”), or of any or all of the royalties, revenues, rents, issues or profits thereof, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due; or

(iv) a petition to a court of competent jurisdiction shall be filed for the entry of an order, judgment or decree approving a petition filed against the Company seeking any reorganization, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and such petition shall remain unvacated or not removed for an aggregate of sixty (60) days (whether or not consecutive) from the first date of entry thereof or rejected by such court; or any trustee, receiver or liquidator of the Company or of all or any part of the Assets, or of any or all of the royalties, revenues, rents, issues or profits thereof, shall be appointed without the consent or acquiescence of the Company and such appointment shall remain unvacated and unstayed for an aggregate of thirty (30) days (whether or not consecutive).

(b) If any Event of Default occurs, subject to any cure period, the full Principal Amount, together with interest and other amounts owing in respect thereof to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. From and after the date of acceleration, the applicable interest rate charged hereunder with respect to any unpaid principal, fees, expenses and interest shall be twenty-four percent (24%) per annum (the “Default Rate”) compounded monthly. Upon payment of the full Principal Amount, together with interest at the Default Rate and other amounts owing in respect thereof, in accordance herewith, this Note shall promptly be surrendered to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any declaration of acceleration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section 2 shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

3. Notices

(a) Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, shall be in writing, sent by a nationally recognized overnight courier service or by electronic mail, addressed to the Company: CISO Global, Inc., Attn: David Jemmett, CEO, 6900 E. Camelback Road, Suite 900, Scottsdale, AZ 85251, Email: david.jemmett@ciso.inc. or such other address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 7. The address of the Holder is 8111 Preston Road, Suite 420, Dallas, TX 75225, Email: jfcrank@gmail.com.

(b) Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to the Holder at the Email or street address of the Holder appearing on page 1 of this Note (or such other address as the Holder may notify the Company of from time to time in accordance with this Section 6), or if no such email or street address appears, at the address of the Holder to which this Note was delivered.

(c) Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via electronic mail at the address specified in this Section 6 prior to 5:30 p.m. (U.S. Eastern Time), with confirmation of receipt, (b) the date after the date of transmission, if such notice or communication is delivered via electronic mail at the Email address specified in this Section 6 later than 5:30 p.m. (U.S. Eastern Time) on any date and earlier than 11:59 p.m. (U.S. Eastern Time) on such date, with confirmation of receipt, (c) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.

4. Definitions

(a) For the purposes hereof, in addition to the terms defined elsewhere in this Note, the following terms shall have the following meanings:

(i) “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day; and

(ii) “Person” means a corporation, an association, a partnership, limited liability company, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

5. Replacement of Note if Lost or Destroyed

If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the balance outstanding at such time with respect to the Principal Amount, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

6. Governing Law

All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of Delaware, without regard to the principles of conflicts of law thereof. Any dispute arising under or in relation to this Note shall be resolved exclusively in the competent courts in Delaware, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

7. Attorneys’ Fees

If a legal proceeding shall be brought to recover any amount due under this Note, or for or on account of any breach of or to enforce or interpret any of the terms, covenants or conditions of this Note, in addition to any other remedy available at law or in equity, the Holder shall be entitled to an award of its fees and costs (whether taxable or not), including, without limitation, expert witness fees, all litigation or dispute resolution related expenses, and reasonable attorneys’ fees incurred in connection with such action, which award shall be made by the court, not a jury.

8. Waivers

Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

9. Next Business Day

Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first set forth above.

CISO Global, Inc.

By:
David Jemmett
Chief Executive Officer